Exhibit 8.2

2005 Market Street Suite 2600 Philadelphia, PA 19103 T: 215.564.8000

December 17, 2025

Re:      Tax Opinion regarding merger by and between Mid Penn Bancorp, Inc. and 1st Colonial Bancorp, Inc.

Ladies and Gentlemen:

We have acted as counsel for 1st Colonial Bancorp, Inc., a Pennsylvania corporation (“FCB”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 24, 2025 (the “Merger Agreement”), by and among Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”) and FCB. All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Form S-4 by Mid Penn with the Securities and Exchange Commission (the “Registration Statement”), which includes the proxy statement/prospectus forming a part thereof, we are rending our opinion regarding certain U.S. federal income tax considerations.

In connection with this opinion, and with your consent, we have examined and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement; (ii) the Registration Statement; (iii) representations made to us by FCB in its letter to us dated December 17, 2025, (iv) representations made to us by Mid Penn in its letter to us dated December 17, 2025 and (v) such other documents, information and materials we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Merger and the other transactions described in the Merger Agreement will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of FCB and any other Person in the Merger Agreement and the documents referenced therein, and the Registration Statement, are and, at all times up to the Closing, will continue to be true, correct, and complete; (4) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of FCB and any other Person in the Merger Agreement and the documents referenced therein, and the Registration Statement that are qualified by the knowledge, intention, expectation and/or belief of any person or entity are and, at all times up to the Closing, will continue to be true, correct, and complete as though not so qualified; (5) as to all matters as to which any Person represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement there is in fact no plan, intention, understanding, or agreement and, at all times up to the Closing, there will be no plan, intention, understanding, or agreement; (6) FCB and all other relevant Persons will report the Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We have also assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements, and representations contained in the documents we have reviewed were true, correct, and complete at the time made and will continue to be true, correct and complete at all times up to the Closing, and that all such facts, information, statements, and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adverse affected.

Stradley Ronon Stevens & Young, LLP  |  stradley.com

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December 17, 2025

Based upon the foregoing and subject to the qualifications set forth in this letter and in the Registration Statement, we advise you that it is our opinion that (i) for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and each of Mid Penn and 1st Colonial will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, and (ii) the discussion in the Registration Statement as set forth in the section entitled “Material United States Federal Income Tax Consequences of the Merger” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined in the Registration Statement) of shares of FCB.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the IRS (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The opinion set forth in this letter is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP